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                                                                    EXHIBIT 10.8

                              AMENDED AND RESTATED
                                      LEASE



        Reference is made to a Lease dated May 28, 1980 by and between Francis
J. Perry, Jr. and William J. Walker, as Trustees of Everett Street Trust established under Declaration of Trust dated May 9, 1980 as "Landlord" and Analog Devices, Inc., a Massachusetts corporation, as "Tenant", as amended by First Amendment to Lease between Landlord and Tenant (as amended, the "Lease").

        For consideration paid, Landlord and Tenant hereby amend and restate the Lease in its entirety as follows:


                                    ARTICLE I

                                 REFERENCE DATA


1.1     SUBJECTS REFERRED TO.

        Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

        Date of this Lease: as of May 1, 1992

        Premises: Two parcels of land containing approximately 25 acres in Norwood, Massachusetts, together with the improvements constructed or to be constructed thereon, and any appurtenant rights thereto all being more specifically described in and shown on EXHIBITS A and A-1 attached hereto.

Landlord:                             Francis J. Perry Jr. and
                                      William J. Walker, as Trustees of Everett
                                      Street Trust u/d/t dated May 9, 1980

Original Address of Landlord:         P.O. Box 158
                                      Islington, Massachusetts 02090

Landlord's Construction
Representative:                       Francis J. Perry, Jr.

Tenant:                               Analog Devices, Inc.

Original Address of Tenant:           One Technology Way




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                                P.O. Box 9106
                                Norwood, Massachusetts 02062-9106
                                Attn: Chief Financial Officer

Tenant's Construction
Representative:                 Ronald White

Lender: Initially, First National Bank of Boston, then any institutional lender holding a first mortgage on the Premises, of whose name and address Tenant has been notified.

Term: A period of time commencing on the Commencement Date and ending fifteen (15) years hereafter, as the same may be extended as provided in Article XI hereof.

Fixed    Rent:                  As set forth on EXHIBIT B attached hereto.

Permitted Uses:                 Office, light manufacturing, research and
                                development and warehousing use.

Public Liability
Insurance Limits:

         Bodily Injury:         $1,000,000
         Property Damage:       $1,000,000


1.2     EXHIBITS.

        The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease:

        EXHIBIT A.            Description of Premises.
        EXHIBIT A-1.          Plan showing the Premises, including appurtenances
                              thereto.
        EXHIBIT B.            Rent Schedule.
        EXHIBIT C.            Description of Improvement Work.
        EXHIBIT D.            Title and Encumbrances.
        EXHIBIT E-1           Schedule of principal paydown
                              percentages for expansion option.
        EXHIBIT E-2           Schedule of principal paydown amounts.
        EXHIBIT F             Schedule of option prices.



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1.3     TABLE OF ARTICLES AND SECTIONS.

ARTICLE I - REFERENCE DATA..................................................  1

     1.1    Subjects Referred To............................................  1

     1.2    Exhibits........................................................  2

     1.3    Table of Articles and Sections..................................  3

ARTICLE II - PREMISES AND TERM..............................................  8

     2.1    Premises........................................................  8

     2.2    Term............................................................  8

     2.3    Commencement Date...............................................  8

ARTICLE III - IMPROVEMENTS..................................................  9

     3.1    Plans and Specifications........................................  9

     3.2    Performance of Work and Approval of Tenant's Work............... 10

     3.3    Intentionally Deleted........................................... 11

     3.4    Landlord's Right of Inspection.................................. 11

     3.5    Construction Representatives.................................... 12

     3.6    Intentionally Deleted........................................... 12

     3.7    Changes in Scope of Tenant's Work............................... 12

     3.8    Permanent Mortgage.............................................. 13

ARTICLE IV - RENT........................................................... 15

     4.1    The Fixed Rent.................................................. 15

     4.2    Additional Rent................................................. 15

            4.2.1    Real Estate Taxes...................................... 15


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     4.2.2  Betterment Assessments.......................................... 17

     4.2.3  Tax Fund Payments............................................... 19

     4.2.4  Insurance....................................................... 19

     4.2.5  Utilities....................................................... 22

ARTICLE V - TENANT'S ADDITIONAL COVENANTS................................... 23

     5.1    Affirmative Covenants........................................... 23

            5.1.1    Perform Obligations.................................... 23

            5.1.2    Use.................................................... 23

            5.1.3    Repair and Maintenance................................. 23

            5.1.4    Compliance with Law.................................... 24

            5.1.5    Payment for Tenant's Work.............................. 24

            5.1.6    Indemnity.............................................. 25

            5.1.7    Right to Enter......................................... 25

            5.1.8    Personal Property at Tenant's Risk..................... 25

            5.1.9    Payment of Landlord's Cost of Enforcement.............. 26

            5.1.10   Yield Up............................................... 26

            5.1.11   Estoppel Certificate................................... 27

     5.2    Negative Covenants.............................................. 27

            5.2.1    Assignment and Subletting.............................. 27

            5.2.2    Overloading and Nuisance............................... 28

            5.2.3    Installation, Alterations or Additions................. 28



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ARTICLE VI - LANDLORD'S COVENANTS........................................... 31

     6.1     Affirmative Covenants.......................................... 31

ARTICLE VII - CASUALTY AND EMINENT DOMAIN................................... 32

     7.1     Casualty Loss.................................................. 32

     7.2     Taking......................................................... 34

ARTICLE VIII - DEFAULTS..................................................... 36

     8.1     Events of Default.............................................. 36

     8.2     Remedies....................................................... 37

     8.3     Remedies Cumulative............................................ 38

     8.4     Landlord's Right to Cure Defaults.............................. 39

     8.5     Tenant's Right to Cure Default................................. 39

     8.6     No Waiver, etc................................................. 40

     8.7     No Accord and Satisfaction..................................... 41

ARTICLE IX - MORTGAGEE'S RIGHTS............................................. 41

     9.1     Superiority of Lease........................................... 41

ARTICLE X -  MISCELLANEOUS PROVISIONS....................................... 42

     10.1    Notices from One Party to the Other............................ 42

     10.2    Quiet Employment............................................... 43

     10.3    Lease not to be Recorded....................................... 43

     10.4    Successors and Assigns......................................... 43

     10.5    Acts of God.................................................... 43

     10.6    Landlord's Default............................................. 44



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     10.7    Brokerage...................................................... 44

     10.8    Consents and Approvals......................................... 45

     10.9    Applicable Law and Construction................................ 45

     10.10   Entire Agreement............................................... 45

ARTICLE XI - TENANT'S OPTIONS............................................... 45

     11.1    Options to Extend.............................................. 45

     11.2    Option to Expand............................................... 47

     11.3    Options to Purchase............................................ 56

     11.4    Right of First Refusal......................................... 61

     11.5    Purchase Rights Following Eminent Domain....................... 63




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                                   ARTICLE II

                                PREMISES AND TERM

        2.1 PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, together with appurtenant rights as shown on EXHIBIT A-1 and described in EXHIBIT A.

        2.2 TERM. TO HAVE AND TO HOLD for a period of time beginning on the Commencement Date and continuing for the Term, unless sooner terminated as hereinafter provided.

        2.3 COMMENCEMENT DATE. The Commencement Date shall be the earlier of May 1, 1992 or the date (a) ten (10) days after the date on which all of the following conditions have been met: (i) all of the work required to be performed by Tenant on the interior of, and on the main entrance to, the existing building on the Premises pursuant to EXHIBIT C has been substantially completed; (ii) Landlord shall have received a certificate from Tenant's Construction Representative certifying such substantial completion; (iii) a Certificate of Occupancy has been issued by the Town of Norwood permitting the occupancy of the entire existing building on the Premises for the Permitted Uses containing no exceptions which interfere with the use of the Premises for the Permitted Uses; or (b) Tenant commences operations of its business in the entire existing building on the Premises (such date as derived from either clause (a) or (b) above, hereinafter the 'Substantial Completion Date"). The term "substantially completed" as used herein shall mean that the work to be performed by


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Tenant pursuant to EXHIBIT C has been completed, with the exception of minor items which can be fully completed without material interference with Tenant's use and occupancy of the entire existing building on the Premises for the Permitted Uses and other items which, because of the season or weather or the nature of the item, are not practicable to do at the time, provided that none of such items is necessary to make the Premises tenantable for the Permitted Uses. If the Substantial Completion Date occurs pursuant to clause (b) of this Section, Tenant shall comply with those conditions in clause (a) for which it is responsible as promptly as possible following the Substantial Completion Date. Tenant shall as promptly as possible complete any uncompleted work, including minor items and items which earlier were impracticable to perform. Additionally, Tenant shall proceed as promptly as possible after issuance to eliminate any exceptions contained in the Certificate of Occupancy.

        Upon occurrence of the Commencement Date, Landlord and Tenant shall enter into a side letter acknowledging such date.

                                   ARTICLE III

                                  IMPROVEMENTS

        3.1 PLANS AND SPECIFICATIONS. The parties acknowledge that EXHIBIT C contains only a partial description of the plans and specifications for Tenant's work on the Premises and agree that Tenant shall deliver to Landlord, a detailed floor plan layout prepared at Tenant's expense (herein called "Tenant's Plans") reflecting the partitions, improvements and finish for the renovation of the existing building on the Premises to be performed by Tenant at Tenant's expense (the "Improvement Work").


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Additionally, Tenant shall deliver to Landlord other information (including working drawings) showing the location of plumbing, fixtures, and other installations required by Tenant as soon as such information is developed and will arise Landlord of the cost to complete the Improvement Work shown on Tenant's Plans (the "Cost of Improvements") by submitting to Landlord a project budget for approval as soon as such costs are determined. Landlord shall notify Tenant of Landlord's approval or disapproval of the Tenant's Plans and the Cost of Improvements, within ten (10) business days after receipt thereof and if Landlord fails to either approve or disapprove of Tenant's Plans and Cost of Improvements within such timeframe, then such approval shall be deemed granted. If Landlord approves the Tenant's Plans and the Cost of Improvements, Landlord shall instruct Tenant to proceed with such work described in the approved Tenant's Plans and such work shall be deemed included in Tenant's work set forth in EXHIBIT C. If Landlord disapproves of Tenant's Plans or the Cost of Improvements, Landlord will so notify Tenant and return such objectionable drawings or budget within the time above specified with written reasons for such disapproval.

        3.2 PERFORMANCE OF WORK AND APPROVAL OF TENANT'S WORK. Under the supervision of an architect or engineer selected by Tenant and approved by Landlord and Lender, Tenant shall cause to be performed the work described in EXHIBIT C, as modified pursuant to Sections 3.1 and 3.7. All such work shall be done in a good and workmanlike manner employing first quality materials and so as to conform to all applicable building and zoning laws and all other applicable laws, ordinances,



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codes, regulations and orders of any authority having jurisdiction. Tenant shall bear all responsibility for insuring that the Improvement Work conforms to the requirements set forth in the preceding sentence. The Cost of Improvements shall be funded by Tenant as the Improvement Work progresses.

        All final plans and specifications regarding the Improvement Work and not already provided for in Section 3.1 including those set forth in EXHIBIT C, and any revised or newly proposed plans adopted pursuant to Section 3.7, must be reviewed and approved by Landlord before Tenant commences with the work therein. Except as otherwise provided in Section 3.1 Landlord shall use diligent efforts to approve such plans and specifications within ten (10) business days after submission of such plans and specifications to Landlord by Tenant. If Landlord fails to either approve or disapprove of such plans and specifications within such time frame, then such approval shall be deemed granted. Tenant shall select the general contractor to perform the Improvement Work, subject to approval by Landlord which approval shall not be unreasonably withheld or delayed. All subcontractors having a subcontract in excess of $50,000.00 also shall be pre-approved by Landlord, which approval shall not be unreasonably withheld or delayed.

        3.3     Intentionally Deleted.

        3.4 LANDLORD'S RIGHT OF INSPECTION. Landlord or its representatives may enter upon the Premises during the progress of the work to inspect the progress thereof and to determine of the work is being performed in accordance with the requirements of this Article III.


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        3.5     CONSTRUCTION REPRESENTATIVES. Each party authorizes the other to rely in connection with plans and construction upon approval and other actions on the party's behalf by any Construction Representative of the party named in
Section 1.1 or any person hereafter designated in substitution or addition by written notice to the party relying.

        3.6     Intentionally Deleted.

        3.7 CHANGES IN SCOPE OF TENANT'S WORK. Tenant shall be allowed by means of change orders ("Change Orders") to alter the nature and scope of the work described in EXHIBIT C (including Tenant's Plans incorporated into EXHIBIT C pursuant to Section 3.1) and shall be allowed to determine the nature and scope of such work requirements. Change Orders requested by Tenant must be submitted to Landlord and Lender, but to Lender only if Lender is providing financing for the Improvement Work. for approval under the following circumstances: (a) any single Change Order will increase the Cost of Improvements by fifty thousand dollars ($50,000.00) or more; (b) the current Change Order together with all previous Change Orders, will increase the Cost of Improvements by more than one hundred fifty thousand dollars ($150,000.00); (c) the Change Order will alter the exterior dimensions of the existing building; or
(d) the Change Order will change the use of the Premises to make them suitable only for a special purpose or otherwise affect the general quality. character or utility of the Premises. Copies of all Change Orders for which approval is required shall be delivered by Tenant to Landlord and Lender. If Lender shall fail to respond to Tenant's request for approval within five (5) business days following


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receipt of such copies such approval shall be deemed granted. Tenant shall pay any increase in the Cost of Improvements resulting from Change Orders in accordance with the provisions of Section 3.2.

        3.8 PERMANENT MORTGAGE. Landlord has currently financed the premises with a temporary $9,750,000 loan from the First National Bank of Boston. The Tenant shall have the right to cause a permanent financing of the Premises by means of a first mortgage loan (the "Mortgage Loan") from a Lender in an amount not to exceed $9,750,000 and, if necessary, an additional loan (which additional loan may be from Tenant). Additionally, during the Term of this Lease Tenant also shall have the right to cause the Mortgage Loan (and any necessary additional loan) to be refinanced from time to time. For purposes of this
Section 3.8, any financing, refinancing or additional loan caused by Tenant shall be referred to as "Financing." Tenant shall have the right to cause a Financing provided that each such Financing complies with the following terms and conditions:

                (a) Such Financing shall be on commercially reasonable terms for a commercial real estate loan;

                (b) The Financing shall be non-recourse as to Landlord and any partners or beneficiaries of Landlord;

                (c) There shall be no provision for equity participation by the lender and no provision, term or condition of such Financing shall or could adversely affect the value of the Premises in any material way;



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                (d)     The Land Rent portion of Fixed Rent (as hereinafter
                defined) shall not be available to pay debt service (including both principal and interest) on the Financing;

                (e) All costs associated with the Financing including, without limitation, any prepayment penalty due shall be paid by Tenant; and

                (f) The Financing shall not at any time have any material negative impact on Landlord, or any beneficiary or partner of Landlord, with respect to income tax or capital gain tax liabilities.

The condition contained in clause (f) above shall only apply in the event that any proceeds from such Financing are distributed to Landlord or Tenant for purposes other than paying off the existing Financing and reasonable transaction costs in connection therewith, Landlord and Tenant agree to cooperate in addressing and resolving any such negative impact which might be caused by the Financing.

        Landlord shall not refinance the Mortgage Loan without Tenant's prior written consent, which consent, notwithstanding any other provision of this Lease to the contrary, may be withheld at Tenant's sole discretion. In the event Landlord elects to refinance the Mortgage Loan with Tenant's consent, Tenant shall not be responsible for any increase in debt service over existing debt service on the Mortgage Loan caused thereby.


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                                   ARTICLE IV

                                      RENT

        4.1 THE FIXED RENT. Tenant covenants and agrees to pay Fixed Rent as follows. Tenant shall pay the Land Rent Portion of Fixed Rent to Landlord at the Original Address of Landlord or to such other person or such other place as Landlord may by notice in writing to Tenant from time to time direct in twelve
(12) equal installments on the first day of each calendar month included in the Term; and for any portion of a calendar month at the beginning or end of the Term, at the applicable rate payable in advance for such portion. Tenant shall pay the Debt Service Portion of Fixed Rent directly to the Lender in accordance with the debt service payment requirements of the financing.

        4.2 ADDITIONAL RENT. In order that the Fixed Rent shall be absolutely net to Landlord, Tenant covenants and agrees to pay, as Additional Rent, taxes, betterment assessments, insurance costs, and utilities' charges with respect to the Premises as provided in this Section 4.2 as follows:

                4.2.1 REAL ESTATE TAXES. Tenant shall pay, directly to the authority charged with collection thereof, all taxes levied or assessed by, or becoming payable to the municipality or any governmental authority having jurisdiction of the Premises, for or in respect of the Premises or which may become a lien on the Premises, for each tax period wholly included in the Term, all such payments to be made not less than five (5) days prior to the last date on which the same may be paid without interest or penalty, and Tenant shall promptly after payment thereof furnish



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Landlord reasonable evidence of each such payment; provided that for any fraction of a tax period included in the Term at the beginning or end thereof, Tenant shall pay to Landlord, within ten (10) days after receipt of invoice therefor, the fraction of taxes so levied or assessed or becoming payable which is allocable to such included period and Landlord shall pay such taxes to the authority charged with collection thereof. If Tenant shall deem itself aggrieved by any such tax or charge and shall elect to contest the payment thereof, Tenant may make such payment under protest or if postponement of such payment will not jeopardize Landlord's title to the Premises, Tenant may postpone the same, provided that it shall secure such payment and the interest and penalties thereon and the costs of the contest by causing to be delivered to Landlord cash or other security satisfactory to Landlord, in form and amount satisfactory to Landlord, which amount shall not be greater than one hundred and ten percent (110%) of the contested tax or charge. Landlord shall, at Tenant's request, pay all or any part of such contested items out of any sums so delivered. When any such contested items shall have been paid or cancelled, any sums so delivered and not used for such payment shall be repaid to Tenant. Either party paying any tax shall be entitled to recover, receive and retain for its own benefit all abatements and refunds of such tax, unless it has previously been reimbursed by the other party. Neither party shall settle or discontinue any abatement proceedings begun by it without first giving the other party written notice of its intent so to do and reasonable opportunity to go forward with or to be substituted in such proceedings. Nothing contained in this Lease shall, however, require Tenant to pay any franchise,


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corporate, estate, inheritance, succession, capital levy or transfer tax of
Landlord, or any income, profits or revenue tax or charge upon the rent payable by Tenant under this Lease; provided, however, that if, at any time during the Term, under the laws of the United States or any state or political subdivision thereof in which the Premises are situated, there shall be adopted some other method of taxation on real estate as a substitute in whole or in part for taxes on real estate as now constituted, such as a tax on the Fixed Rent, Additional Rent or the other charges payable by Tenant hereunder, by whatever name called, levied, assessed or imposed against Landlord or the Rent or other charges payable hereunder to Landlord, (which substitute tax on the Fixed Rent, Additional Rent, or other charges or other substitute method of taxation are hereinafter collectively referred to as ("Substitute Taxes"), Tenant, to the extent that such Substitute Taxes are means of raising revenue from real estate shall pay Substitute Taxes as soon as the same shall become due and payable. In the event that any such Substitute Taxes shall be based upon the income of Landlord, then Tenant's obligation with respect to the aforesaid Substitute Taxes shall be limited to the amount thereof as computed at the rates that would be payable if the same were the sole taxable net income of Landlord.

                4.2.2 BETTERMENT ASSESSMENTS. Tenant shall pay, directly to the authority charged with the collection thereof, each installment of all public, special or betterment assessment levied or assessed by or becoming payable to any municipality or other governmental authority having jurisdiction of the Premises, for or in respect of the Premises for each installment period partially or wholly included in the Term,



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all such payments to be made not less than five (5) days prior to the last date on which the same may be made without interest or penalty; provided, however, that Tenant shall not be required to pay any such assessment resulting from work done by the municipality or other governmental authority which is set forth in EXHIBIT C (including Tenant's Plans incorporated into EXHIBIT C pursuant to
Section 3.1) as Improvement Work and provided also that for any fraction of an installment period included in the Term at the end thereof, Tenant shall pay to Landlord, within ten (10) days after receipt of invoice therefor, the fraction of such installment allocable to such included period. Tenant shall promptly after payment thereof furnish to Landlord reasonable evidence of each such payment. Without postponing the foregoing payments, Tenant may prosecute appropriate proceedings to contest the validity or amount of any assessment with respect to which Tenant is required to make payments as hereinbefore provided, such proceedings to be conducted jointly with any other parties, including Landlord, who have contributed to the payment of such assessments, and Tenant agrees to save Landlord harmless from all costs and expenses incurred on account of Tenant's participation in such proceedings. Landlord, without obligating itself to incur any costs or expenses in connection faith such proceedings, shall cooperate with Tenant with respect to such proceedings so far as reasonably necessary. Landlord shall promptly furnish to Tenant a copy of any notice of any public, special or betterment assessment received by Landlord concerning the Premises. Any refunds received on account of any assessment paid by Tenant shall belong to Tenant.



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                4.2.3   TAX FUND PAYMENTS. If and when requested by Lender,
Tenant shall as Additional Rent, on the first day of each month of the term, make tax fund payments to Lender. "Tax fund payments" refer to such payments as Lender shall reasonably determine to be sufficient to provide in the aggregate a fund adequate to pay all taxes and assessments referred to in subsections 4.2.1 and 4.2.2 of this Section 4.2 when they become due and payable. If the aggregate of said tax fund payments is not adequate to pay all said taxes and assessments, Tenant shall pay to Lender the amount by which such aggregate is less than the amount equal to all said taxes and assessments, such payment to be made on or before the later of (a) ten (10) days after receipt by Tenant of written notice from Lender of such amount, or (b) the fifteenth (15th) day prior to the last day on which such taxes and assessments may be paid without interest or penalty. If Tenant shall have made the aforesaid payments, Lender shall on or before the last day on which the same may be paid without interest or penalty, pay to the proper authority charged with the collection thereof all taxes and assessments referred to in said subsections 4.2.1 and 4.2.2 and furnish Tenant, upon request, reasonable evidence of such payment. Any balance remaining after such payment by Lender shall be accounted for to Tenant annually. All payments made by Tenant pursuant to this subsection 4.2.3 shall, to the extent thereof, relieve Tenant of its obligations under said subsections 4.2.1 and 4.2.2.

                4.2.4 INSURANCE. Tenant shall, as Additional Rent, take out and maintain throughout the Term the following insurance:


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                  4.2.4.1    Fire insurance on an all-risks basis, including
earthquake and flood, debris removal and demolition, and coverage for increased costs of construction, if applicable, in an amount at least equal to the replacement cost of the existing building on the Premises, as such replacement cost may from time to time be determined by agreement or by appraisal made at Tenant's expense by an accredited insurance appraiser approved by Landlord which may be required by either party whenever three (3) years have elapsed since the last such agreement or appraisal, or alterations or additions increasing cost have been made.

                  4.2.4.2 Comprehensive liability insurance indemnifying Landlord and Tenant against all claims and demands for any injury to person or property which may be claimed to have occurred on the Premises, in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1, and, from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and workmen's compensation insurance with statutory limits covering all of Tenant's employees working on the Premises.

                  4.2.4.3 Insurance against loss or damage from sprinklers and from leakage or explosion or cracking of boilers, pipes carrying steam or water, or both, pressure vessels or similar apparatus, in comprehensive form and in such amounts as Landlord may reasonably require, initially $1,000,000. Also, insurance



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against such other hazards as may from time to time be reasonably required by
Lender.

               4.2.4.4 Policies of insurance required under the provisions of Section 4.2.4.1 and 4.2.4.3 shall name Landlord and Tenant, as their interests may appear, but shall, in case of loss, be first payable to Lender under a standard mortgagee's clause. If at any time there is no Lender, such policies shall instead be payable to a commercial bank or trust company in Massachusetts having combined capital and surplus of at least fifty million dollars ($50,000,000.00) selected by Tenant and approved by Landlord (the "Proceeds Trustee"). All such policies shall be obtained from responsible companies qualified to do business in Massachusetts and in good standing therein and shall be in a form and from a company approved by Lender. Each such policy shall be non-cancelable without at least twenty (20) days' prior written notice to Landlord and Lender. In the event provision for any such insurance is to be by a blanket insurance policy the policy shall allocate a specific and sufficient amount of coverage to the Premises or otherwise provide that the Premises is insured up to 100% of its replacement value at all times and in all circumstances. Upon request, Tenant shall furnish Landlord and Lender with a copy of all insurance policies. Tenant shall furnish Landlord with certificates from the insurance company stating that such policies and any renewals thereof are in force with respect to the Premises prior to the beginning of the Term and at least thirty (30) days prior to the expiration of the policies they renew.


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                4.2.4.5   All insurance which is carried by either party with
respect to the Premises, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in Massachusetts (even though extra premium may result therefrom). In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If at the request of one party, this non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this subsection shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims. Each party shall be entitled to have duplicates or certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

        4.2.5 UTILITIES. Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, electricity, telephone and other utilities or services used or consumed on the Premises, whether called charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due.

                                    ARTICLE V

                          TENANT'S ADDITIONAL COVENANTS

        5.1 AFFIRMATIVE COVENANTS. Tenant covenants at its expense at all times during the Term and such further time as Tenant occupies the Premises or any part thereof:

                5.1.1 PERFORM OBLIGATIONS. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

                5.1.2   USE. To use the Premises only for the Permitted Uses.

                5.1.3   REPAIR AND MAINTENANCE. Except as otherwise provided in
Section 3.5 and Article VII, to keep the Premises including, without limitation, the exterior and structure of all improvements thereon and all heating, plumbing, electrical, air-conditioning, mechanical and other fixtures and equipment therein in the same order, condition and repair as they are in on the Commencement Date or may be put in during the Term, reasonable use and wear only excepted, provided, however, that such exception shall not relieve Tenant of the duty to keep the Premises in good and tenantable condition; to take good care of all lawns and planted areas and keep in good repair and clean and neat and free of snow and ice all surfaced roadways, walks, and parking and loading areas; and to make all repairs and replacements and to do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen.

                5.1.4 COMPLIANCE WITH LAW. To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority including the Americans with Disabilities Act (42 USC 12182) and regulations published thereunder; to keep the Premises equipped with all safety appliances so required; to obtain all licenses and permits required by virtue of any special use by Tenant of the Premises; and to comply with the orders and regulations of all governmental authorities, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulation shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance against any loss, cost or expense on account thereof.

        Landlord covenants and agrees to comply with all such laws, regulations, ordinances and orders which may apply to the Premises for reasons other than Tenant's use thereof.

                5.1.5 PAYMENT FOR TENANT'S WORK. To pay promptly when due the entire cost of any work to the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials; to procure all necessary permits before undertaking such work; to do all of such work in a good and workmanlike manner, having first complied with the provisions of
Section 5.2.3
hereof, employing materials of good quality and complying with all governmental requirements and to save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

                5.1.6 INDEMNITY. To assume exclusive control of the Premises, and all tort liabilities incident to the control or leasing thereof, and to defend, indemnify and save Landlord harmless from all injury, loss, claim or damage to or of any person or property while on the Premises unless arising from any omission, fault, negligence or other misconduct of Landlord or its agents, employees or representatives.

                5.1.7 RIGHT TO ENTER. To permit Landlord, Lender and their respective agents and prospective purchasers to enter into and examine the Premises at reasonable times during Tenant's business hours, and, during the last six (6) months of the Term, to keep affixed in suitable places notices of availability of the Premises. No such entry shall be conducted in a manner which disrupts the ordinary conduct of Tenant's business.

                5.1.8 PERSONAL PROPERTY AT TENANT'S RISK. That all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause. no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

                5.1.9 PAYMENT OF LANDLORD'S COST OF ENFORCEMENT. To pay on demand Landlord's expenses, including attorneys reasonable fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4. Landlord covenants to pay on demand Tenant's expenses, including attorneys reasonable fees, incurred in enforcing any obligation of Landlord under this Lease or in curing any default by Landlord under this Lease as provided in Section 8.5.

                5.1.10 YIELD UP. At the expiration of the Term or earlier termination of this Lease: to surrender all keys to the Premises, to remove all of its trade fixtures and personal property in the Premises, to repair all damage caused by such removal and to yield up the Premises (except for trade fixtures and installations and improvements made by Tenant which Tenant elects to remove), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. Any trade fixtures and personal property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition.

                5.1.11 ESTOPPEL CERTIFICATE. Upon not less than fifteen (15) days' prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that Tenant knows of no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), and the dates to which the Fixed Rent and Additional Rent and other charges have been paid. Any such statement delivered pursuant to this Section 5.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of any such mortgage.

         5.2 NEGATIVE COVENANTS. Tenant covenants at all times during the Term and such further time as Tenant occupies the Premises or any part thereof:

                5.2.1 ASSIGNMENT AND SUBLETTING. Tenant may assign, transfer, mortgage or pledge this Lease, or sublet all or any portion of the Premises without Landlord's consent provided such assignment, transfer, mortgage, pledge or sublet expressly excludes any right of Tenant under this Lease to cause a financing or refinancing of the Premises. Any attempted assignment, transfer, mortgage, pledge or sublet purporting to assign, transfer, mortgage, pledge or sublet Tenant's rights to cause a financing or refinancing of the Premises or otherwise in violation of this Section 5.2.1 shall be void. Any assignee shall be required to execute and deliver to

Landlord an agreement to perform and to be bound by all of the obligations of Tenant under this Lease. No assignment, transfer, mortgage or sublease, whether or not approved, and no indulgence granted by Landlord to any assignee shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder. Any net profits derived from an assignment or sublet shall be the property of Tenant. Tenant shall promptly give Lender notice of any assignment of this Lease or any subletting of the Premises or any portion thereof, which notice shall include the effective date of the assignment or subletting and the name and address of the assignee or sublessee and Tenant shall furnish Lender with such other information relative thereto as Lender may reasonably request.

                5.2.2 OVERLOADING AND NUISANCE. Not to injure, overload, deface or otherwise harm the Premises; nor make, allow or suffer any waste; nor make any use of the Premises which is contrary to any law or ordinance or which will invalidate any insurance on the Premises;

                5.2.3 INSTALLATION, ALTERATIONS OR ADDITIONS. Not to make any installations, alterations or additions in, to or on the Premises except in accordance with this subsection. Tenant shall have the right from time to time during the Term to make, at its expense, alterations of and additions to the building on the Premises and substitutions and replacements for such alterations and additions (collectively "Alterations"), subject in all cases to the further provisions of this subsection.

        No Alteration shall be made without Landlord's prior consent if: the proposed Alteration would affect the exterior appearance of the building or the structural portions thereof; or the proposed Alteration would change the general character of the building or impair the usefulness of the Premises or reduce the fair market value of the Premises below such value immediately before such Alteration or diminish the net rentable area of the building. Each Alteration which does not require Landlord's consent pursuant to this subsection is hereinafter called a "permitted alteration". However, prior to commencing a permitted alteration, Tenant shall notify Landlord in writing of each permitted alteration the cost of which would exceed the higher of (a) $150,000 or (b) the product of $150,000 multiplied by a fraction the numerator of which shall be the Consumer's Price Index for all Urban Consumers as published for the City of Boston by the Bureau of Labor Statistics of the U.S. Department of Labor (Base Year 1985 = 100) for the most recent bi-monthly period ending next prior to the date of the Alteration proposal and the denominator of which shall be such Index as so published for the most recent bi-monthly period ending next prior to the Commencement Date, which notice shall fully describe the nature of such permitted alteration. If such Index is not then being published, the computation shall be made using that Index specified by such Bureau or its successor governmental agency as being most comparable thereto. In the event that the permitted alteration would require unusual expense to readapt the Premises to normal business office use upon termination of the Lease, Landlord shall have the option to require Tenant to remove such permitted alteration upon the termination of the Lease at Tenant's sole cost and expense and otherwise in accordance with this Lease. Landlord shall notify Tenant of its election to require Tenant to remove the permitted alteration and restore the Premises within ten (10) business days of Landlord's receipt of Tenant's notice.

        Except for permitted alterations: (1) each Alteration shall be made under the supervision of an architect or engineer selected by Tenant and approved by Landlord and Lender, and shall be made in accordance with detailed plans and specifications prepared by such architect or engineer in accordance with Article III hereof; and (2) copies of the plans and specifications for each Alteration shall be delivered to Landlord and Lender and shall be subject to Landlord's and Lender's prior written approval which shall be deemed to have been given if neither Landlord nor Lender objects within fifteen (15) days of receipt of the plans and specifications. Copies of any plans and specifications developed for use in Alterations, whether or not requiring Landlord's approval, and any information which Tenant is required to submit to the Town of Norwood Building Department with regard to Alterations, shall be sent to Landlord and Lender. All plans and specifications sent to Lender shall be clearly identified as relating to the Premises.

        All Alterations shall be made by Tenant with reasonable diligence and dispatch in a first-class manner and with first-class materials and workmanship.

        Before any Alterations are begun, Tenant shall procure, at its expense, all necessary licenses, permits and approvals. Upon Tenant's request, Landlord shall join in the Application for such licenses, permits, approvals and authorizations whenever such action is necessary but shall have no obligation to incur any out-of-pocket expense in connection therewith.

        Promptly after the completion of any Alteration, Tenant shall procure, at Tenant's expense, all such approvals by governmental authorities, if any, of the completed Alteration as may be required by any applicable law or ordinance or any applicable rule or regulation of governmental authorities, and all such insurance organizations' approvals, if any, as may be required or customary in connection therewith, and promptly deliver photocopies thereof to Landlord.

        Nothing contained in this Lease shall constitute any consent or request by Landlord, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof, nor as giving Tenant any right power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord or the Premises in respect thereof.

        All materials which are scrapped or removed in connection with the making of Alterations permitted by this subsection may be dealt with by Tenant as its own property and Tenant shall be entitled to all salvage resulting therefrom.

                                   ARTICLE VI

                              LANDLORD'S COVENANTS

        6.1 AFFIRMATIVE COVENANTS. Landlord hereby agrees to affirmatively enforce all rights of Landlord contained in a certain Declaration of Restrictions, a certain

Access and Utility Easement Agreement, and a certain Electrical and Communication Easement Agreement, all of even date herewith and all by and between Landlord and the Trustees of Renewal Trust and not to amend or terminate these instruments except, in the case of termination, as expressly provided for therein.

                                   ARTICLE VII

                           CASUALTY AND EMINENT DOMAIN

        7.1 CASUALTY LOSS. If the Premises or any part thereof is damaged or destroyed by fire or other casualty, Tenant shall give Landlord prompt notice thereof, and Tenant, at its own cost and expense, shall promptly and with due diligence proceed to repair and restore the Premises to substantially their condition immediately prior to such occurrence, with such alterations as Tenant may elect in accordance with Section 5.2.3. Such repair and restoration shall be subject to the same terms and conditions as are imposed on alterations by
Section 5.2.3.

                7.1.1 All insurance proceeds received by Lender or the Proceeds Trustee, as the case may be, on account of such damage or destruction less the actual cost, fees and expenses, if any, incurred in connection with adjustment and collection of the loss, shall be applied by Lender or the Proceeds Trustee, as the case may be, to pay or reimburse Tenant for the payment of the cost of restoration, including the cost of temporary repairs and the protection of property pending the completion of restoration. Such proceeds shall be paid out from time to time as such restoration progresses upon the request of Tenant, and upon Tenant providing Lender or the Proceeds Trustee with reasonable evidence that: (a) the amount of proceeds remaining after each payment to Tenant will be sufficient to complete the restoration and (b) the Premises are not subject to any liens arising from the restoration. Any such proceeds remaining after completion of the restoration shall be paid to Tenant.

                7.1.2 If during the last three (3) years of the Term the Premises or any part thereof is substantially damaged or destroyed by fire or other casualty, and such damage or destruction cannot in the opinion of an independent professional engineer selected by Tenant to whom neither Landlord or Lender have made a reasonable objection within five (5) business days after receipt of written notice of the identity thereof, be repaired within sixty (60) days from the date on which the casualty loss occurs, then Tenant shall have the right to terminate this Lease by notice given to Landlord within thirty (30) days after the date of such casualty loss effective thirty (30) days after such notice is received by Landlord. Simultaneously with the giving of such notice by Tenant, Tenant shall: (a) pay or assign to Landlord all sums recoverable under policies of insurance covering the building on the Premises; and (b) pay to Landlord the Fixed Rent and Additional Rent for the period up to and including the termination date. Fixed Rent and Additional Rent shall not abate by reason of such casualty loss, except that if Tenant exercises its right to terminate under this Section, the Fixed Rent and Additional Rent shall be prorated to the termination date.

        7.2     TAKING.

                7.2.1 If the whole of the Premises shall be taken for any public or quasi-public use under any statute or by right of eminent domain (hereinafter referred to as "taking"), then this Lease shall automatically terminate as of the date that possession is taken by the taking authority.

                7.2.2 If there is a partial taking of the Premises, then, to the extent of the net taking award recovered by Landlord, Landlord shall promptly and with due diligence restore the Premises or what may-remain thereof to an economically operable facility substantially comparable to their condition prior to such taking subject to the following:

                7.2.2.1 If such partial taking completely deprives Tenant of all access to the Premises, Tenant may terminate this Lease by notice given to Landlord within thirty (30) days of such partial taking; or, if such partial taking reduced the floor area of the building on the Premises by more than twenty percent (20%) or reduces the parking area on the Premises by more than twenty percent (20%), then either party may terminate this Lease by notice given to the other within thirty (30) days after such partial taking and effective thirty (30) days after such notice is received by the other party; except that such termination by Landlord shall be ineffective if Tenant shall extend the Term pursuant to Section 11.1 or shall elect to expand pursuant to Section 11.2 or purchase the Premises pursuant to Section 11.5 (in the latter case, the entire taking award shall be assigned to Tenant). If this Lease is so terminated, the termination shall be effective as of the date that possession is taken by the taking authority.

                7.2.2.2 If the Premises are not, in fact, restored as provided in the introductory paragraph to this Section 7.2.2 within nine (9) months from the date when the taking authority takes possession of the part of the Premises so taken, Tenant may terminate this Lease, at any time following such nine (9) month period until the Premises are so restored, by written notice given to Landlord specifying a termination date thirty (30) days after such notice is received by Landlord, provided, however, that such termination shall not be effective if the Premises are in fact so restored before the expiration of such 30-day period.

                7.2.2.3 If, during the last year of the Term more than ten percent (10%) of the floor area of the building on the Premises or more than twenty percent (20%) of the parking area on the Premises is so partially taken, either party shall have the right to terminate this Lease by notice to the other given within thirty (30) days after the date of such partial taking and effective thirty (30) days after such notice is received by the other party; except that any such termination by Landlord shall be ineffective if Tenant shall forthwith extend the Term pursuant to Section 11.1 or shall elect to expand pursuant to Section 11.2 or purchase the Premises pursuant to Section
11.5 (in the latter case, the entire taking award shall be assigned to Tenant).

                7.2.2.4   If this Lease is not terminated as provided in this
Section 7.2.2, a just proportion of the Fixed Rent and Additional Rent shall be suspended or abated, according to the nature and extent of the partial taking from the date that the taking authority takes possession or when Tenant is deprived of its practical use of the Premises, whichever occurs first, to the date that Tenant's use of the Premises shall be so restored, and thereafter a just proportion of the Fixed Rent and Additional Rent shall be abated for the balance of the Term according to the nature and extent of such partial taking.

                7.2.3 Landlord reserves to itself all rights to receive all awards, damages and compensation accruing by reason of any taking referred to in
Section 7.2, except as otherwise provided in such Section, and Tenant hereby releases and assigns to Landlord all such rights, except for such awards, damages or compensation as may be separately awarded for Tenant's personal property, trade fixtures and moving expenses.

                                  ARTICLE VIII

                                    DEFAULTS

        8.1 EVENTS OF DEFAULT. (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent or Additional Rent hereunder and such default shall continue for ten (10) days after written notice from Landlord designating such default or (b) if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (c) if any assignment shall be made by Tenant for the benefit of creditors, or (d) if Tenant's leasehold interest shall be taken on execution, or
(e) if a lien or other involuntary encumbrance is filed against Tenant's leasehold interest and is not discharged within thirty (30) days thereafter or
(f) if a petition is filed by Tenant for adjudication as a bankrupt, or for reorganization or an arrangement under any provision of the U.S. Bankruptcy Code as then in force and effect, or (g) if an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant and such involuntary petition is not dismissed within ninety (90) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, immediately or at any time thereafter and without demand or notice and with or without process of law, enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant at the Premises, and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate.

        8.2 REMEDIES. In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term, discounted to the date of such termination at the rate of nine percent (9%). In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed herein to be paid or performed by Tenant for said residue. Tenant further covenants as an additional and cumulative obligation after any such termination to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 8.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord's expenses in connection with such reletting, including, without limitation, all reasonable repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same. Landlord agrees to use due diligence in seeking to relet the Premises under this Section.

        8.3 REMEDIES CUMULATIVE. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

        8.4 LANDLORD'S RIGHT TO CURE DEFAULTS. If Tenant shall default in the performance or observance of any term or condition in this Lease and shall not cure such default within thirty (30) days after notice from Landlord specifying the default or, in the case of a default which cannot reasonably be cured within such 30-day period, commence to cure such default within such 30-day period and thereafter proceed with diligence to complete such cure, Landlord may, but shall not be obligated to, cure such default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including attorneys' reasonable fees, in curing a default shall be paid by Tenant to Landlord on demand, together with interest at the rate of twelve percent (12%) per annum thereon from the date of payment by Landlord to the date of payment by Tenant.

        8.5 TENANT'S RIGHT TO CURE DEFAULT. If Landlord shall default in the performance or observance of any term or condition in this Lease and shall not cure such default within thirty (30) days after notice to Landlord specifying the default or, in the case of a default which cannot reasonably be cured within such 30-day period, commence to cure such default within such 30-day period and thereafter proceed with diligence to complete such cure, Tenant may, but shall not be obligated to, cure such default, notwithstanding the fact that no specific provision for such substituted performance is made in this Lease with respect to such default, and except that in case of an emergency Tenant may commence to cure the default immediately and shall only be obligated to notify Landlord of the event promptly thereafter. So long as there shall be a Lender holding a first mortgage of the Premises which has been approved by Tenant, Tenant shall, as a precondition to the exercise by Tenant of Tenant's rights under this Section 8.5, send Lender a copy of any notice to Landlord hereunder, simultaneously with the sending of such notice to Landlord, Tenant agrees to accept the curing of the default by Lender as if Landlord had cured such default. tn performing such obligation, Tenant may make any payment of money or perform any other acts. All sums so paid by Tenant (together with interest at the rate of twelve percent (12%) per annum) and all necessary incidental costs and expenses, including, without limitation, reasonable legal fees in connection with enforcement of its rights under this Section by Tenant, shall be payable to Tenant by Landlord immediately on demand made upon Landlord, of which copy is given simultaneously to Lender. If such sums, interest, costs and expenses are not paid within thirty (30) days after such demand, Tenant may deduct the same from the Fixed Rent thereafter accruing, provided that such deductions shall not exceed ten thousand dollars ($10,000) in any one month. Tenant may exercise its rights under this Section without waiving any other of its rights or releasing Landlord from any of its obligations under this Lease.

        8.6 NO WAIVER, ETC. The failure of the non-defaulting party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by the non-defaulting party to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

        8.7 NO ACCORD AND SATISFACTION. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.

                                   ARTICLE IX

                               MORTGAGEE'S RIGHTS

        9.1 SUPERIORITY OF LEASE. This Lease shall be superior to and shall not be subordinated to any mortgage or other voluntary lien or other encumbrance on the Premises. Until it shall enter and take possession of the Premises for the purpose of foreclosure, Lender shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Premises for the purpose of foreclosure, Lender shall have all the rights of Landlord. Lender shall not be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until Lender shall enter and take possession of the Premises for the purpose of foreclosure. Upon entry for the purpose of foreclosure, Lender shall be liable to perform all of the obligations of Landlord arising after such entry and without limitation shall be subject to and bound by Tenant's rights to extend the Term or expand or purchase the Premises pursuant to Article XI, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Premises. No Fixed Rent shall be paid more than (1) one month prior to the due date thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by Lender in possession or in the process of foreclosing its mortgage) be a nullity as against Lender and Tenant shall be liable for the amount of such payments to Lender.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

        10.1 NOTICES FROM ONE PARTY TO THE OTHER. All notices, approvals, consents, requests, and elections required or permitted under this Lease shall be in writing and shall be deemed duly served if and when mailed by registered or certified mail, postage prepaid, addressed, if to Tenant, at the Original Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord; if to Landlord, at the Original Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant; and if to Lender, at the address specified in Landlord's notice to Tenant identifying Lender or at the address last known to the parties. If either party at any time designates some other person to receive payments or notices under this Lease, all such payments or notices thereafter by the other party shall be paid or given to the agent designated until notice to the contrary is received from the designating party.

        10.2 QUIET ENJOYMENT. Landlord covenants and agrees that upon Tenant's paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof subject, however, to the terms of this Lease.

        10.3 LEASE NOT TO BE RECORDED. Neither party shall record this Lease. Both parties shall, upon the request of either, execute, acknowledge and deliver a notice or short form of this Lease in recordable form as permitted by applicable statute.

        10.4 SUCCESSORS AND ASSIGNS. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no owner of the Premises shall be liable under this Lease except for breaches of Landlord's obligations occurring while owner of the Premises; provided, however, that the original Landlord named herein shall remain liable for obligations accruing before the beginning of the Lease Term and for the obligations and warranties set forth in Section 3.6.

        10.5 ACTS OF GOD. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party's reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a "reasonable time," and such time shall be deemed to be extended by the period of such delay.

        10.6 LANDLORD'S DEFAULT. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord specifying the nature of Landlord's alleged default. So long as Lender's mortgage is outstanding, Tenant shall send Lender a copy of any notice to Landlord hereunder, simultaneously with the sending of such notice to Landlord. Tenant agrees to accept the curing of the default by Lender as if Landlord had cured such default. Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder except as specifically set forth herein.

        10.7 BROKERAGE. Each party represents and warrants to the other that it has dealt with no broker in connection with the consummation of this Lease other than Meredith & Grew, Incorporated and Stephen J. Kasnet d/b/a Ocean Manchester Corp. and Landlord shall pay for all fees due brokers.

        10.8 CONSENTS AND APPROVALS. Whenever the consent or approval of either party is required hereunder, the same shall not be unreasonably withheld or delayed except as otherwise expressly set forth in this Lease.

        10.9 APPLICABLE LAW AND CONSTRUCTION. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

        10.10 ENTIRE AGREEMENT. This Lease shall constitute the entire agreement between the parties hereto and no oral representation or warranty by either Landlord or Tenant shall have any force and effect after the date hereof. This Lease shall supercede all other existing agreements between the Landlord and Tenant, whether oral or written.

                                   ARTICLE XI

                                TENANT'S OPTIONS

        11.1 OPTIONS TO EXTEND. Tenant shall have the right and option to extend the original Term of this Lease (or the Term as extended pursuant to the provisions of Section 11.2) provided that Tenant is not in default beyond any applicable grace periods, for three (3) successive periods of five (5) years each by giving written notice to Landlord of its exercise thereof on or before the date which is twelve (12) months prior to the expiration of the original Term, or the Term as previously extended pursuant to the provisions of this Section 11.1, as the case may be. If such option is so exercised, all of the terms, conditions, covenants and agreements contained herein shall apply during the respective extended Terms, except that after the exercise of the third (3rd) such option Tenant shall have no further rights to extend the Term, and except that the Fixed Rent during each such extension period shall be the Land Rent portion of Fixed Rent plus an amount necessary to pay the debt service on the mortgage loan on the Premises existing at such time.

        The word "Term" refers as of any particular time to the original Term, or the original Term as extended pursuant to Section 11.2, and (where the context admits) also to any extension thereof with respect to which Tenant has, as of that time exercised its option to extend as set forth in this Section 11.1.

        Tenant shall be required to make a payment to Landlord, as additional rent, upon a termination of this Lease whether occurring through Tenant's default or expiration of the original or any extended Term as follows. If the Term of this Lease expires through non-exercise of an extension option (or exercise of all extension options), then, on the date which is sixty (60) days prior to the termination of the applicable Term, Tenant shall make a lump sum payment to Landlord as additional rent hereunder in an amount sufficient to reduce the then outstanding principal balance of the Mortgage Loan, or any refinancing thereof (whether in one or more loans, including a loan from Tenant) (either such principal amount or aggregate principal amount sometimes hereinafter referred to as the "Outstanding Principal"), to the following total or aggregate as the case may be, principal amounts:

                           End of
                           Year 15          $6,500,000
                           Year 20          $5,312,000
                           Year 25          $3,300,000
                           Year 30          $0.00

        If the Lease terminates because of Tenant's default, the payment which Tenant is obligated to make shall be the payment for the year which is nearest in time to the date the Lease terminated discounted to the then present value calculated using a term equal to the term which would have remained under the Lease absent such termination and an interest factor equal to the yield of U.S. Treasury Notes with a maturity matching the balance of the Term. Such payment shall be due and payable on the date the Lease terminates.

        11.2 OPTION TO EXPAND. Tenant shall have the right and option to expand the existing 135,000 square foot building on the Premises (the "Building") or to construct an additional building or buildings on the Premises. The party hereto responsible for constructing the Additional Building is hereinafter sometimes referred to as the "Responsible Party." Such expansion, at Tenant's reasonable discretion, may be in any amount up to the maximum square footage allowed as of right on the Premises and in any location allowed as of right on the Premises under applicable zoning laws and other federal, state and local laws and regulations:

                (a) Said option shall be exercisable prior to the expiration of the Term, as it may be extended pursuant to Section 11.1, and, if not so exercised, Tenant and Landlord shall have no further rights and obligations, respectively, to expand the Premises under this Section 11.2.

                (b) At the time such option is exercisable, Tenant shall notify Landlord in writing of (i) Tenant's intention to expand the Building on the Premises, but without any obligation to do so except as hereinafter provided, and (ii) whether Tenant shall be the Responsible Party. Tenant's notice shall be accompanied by plans and specifications (the "Addition Plans") for an additional building or expansion to the existing building on the Premises (the "Additional Building") prepared at Tenant's expense, which Addition Plans
(i) shall be reasonably consistent with the finish and design of the Building as it exists at such time, (ii) shall not change the general character of the Building, (iii) shall not impair the usefulness of the Premises, (iv) shall not reduce the fair market value of the Premises below such value immediately before such Addition, or (v) shall not diminish the net rentable area of the Building. If Tenant elects to be the Responsible Party, then the "Estimates" (as hereinafter defined) shall also accompany such notice. Landlord shall review the Addition Plans (and the Estimates, if applicable) and notify Tenant whether Landlord concurs or does not concur (and, if not, in what respect) that the submissions are in compliance with the above-referenced standards within sixty
(60) days of Tenant's notification. Tenant shall also send the Addition Plans to Lender for approval but the Addition Plans shall be deemed approved by Lender unless within ten (10) days after Lender receives the same Lender has given Landlord and Tenant notice of objections thereto in reasonable detail.



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


        If Landlord is the Responsible Party, then upon the date Landlord approves the Addition Plans, Landlord shall present Tenant with construction cost and time schedule, estimates (the "Estimates"). Such construction cost estimates shall be based upon competitive bids which the Responsible Party shall be required to solicit. Within thirty (30) days of receipt of the Estimates, Tenant shall confirm to Landlord its intention to expand or withdraw its notice of intention to expand.

        Upon approval of the Addition Plans, Tenant shall use its best efforts to obtain financing for the construction of the Addition (the "New Mortgage Loan") amortizable over a thirty (30) year period and with a rate of interest and other terms satisfactory to Tenant and otherwise consistent with the requirements of this Lease (including, without limitation, Section 3.8 other than the condition set forth in Subsection 3.8(a)), which terms in any event shall not cause this Lease to be treated as a capital lease under the rules of the Financial Accounting Standards Board, and which shall provide that this Lease will be superior to the New Mortgage Loan and non-recourse to the Landlord or its beneficiaries. The amount of the New Mortgage Loan shall be limited to an amount providing one hundred percent (100%) financing of only the following costs (collectively, the "Addition Costs"): (1) the actual costs of construction of the Additional Building, including architectural and engineering fees and a reasonable contractor's profit; (2) interest actually incurred during the construction period by Landlord in connection with the Additional Building; and
(3) "soft costs," which shall be limited to legal fees, real estate taxes during the construction period and other commissions and fees in connection with the

Additional Building which are reasonably identified in advance. If, in order to secure the New Mortgage Loan, it is necessary to refinance the Premises, the New Mortgage Loan shall also include such amounts (collectively, the "Existing Loan Costs") as are necessary to be paid to Lender to discharge the then existing financing, including, without limitation, prepayment premiums or charges. The Responsible Party shall provide the other party with evidence of all expenses upon which the New Mortgage Loan is based.

        If Tenant is unable to obtain a New Mortgage Loan reasonably satisfactory to Tenant and consistent with the requirements of this Lease, then Tenant's notice of intention to expand shall be deemed withdrawn unless, within forty-five (45) business days of such determination, Tenant notifies Landlord that Tenant shall proceed with the construction of the Additional Building at Tenant's sole cost and expense as provided herein (the "Tenant Financed Expansion Option").

        If such option to expand is so exercised and Landlord is the Responsible Party, Landlord agrees to construct or cause to be constructed the Additional Building solely at Landlord's expense to the extent of the New Mortgage Loan in accordance with the Addition Plans and on the following terms and conditions:

                (i)     under the supervision of an architect or engineer; and

                (ii) all work shall be done in a good workmanlike manner employing first quality materials and so as to conform to all applicable building and zoning laws and all other applicable laws, ordinances, codes, regulations and orders of any authority having jurisdiction.

If the option to expand is so exercised and Tenant is the Responsible Party but has not elected the Tenant Financed Option, Tenant agrees to construct or cause to be constructed the Additional Building solely at Landlord's expense to the extent of the New Mortgage Loan and in accordance with the Addition Plans and the terms and conditions of Section 5.2.3 of the Lease. If such option to expand is so exercised and Tenant has elected the Tenant Financed Option, then, in any case, Tenant shall be the Responsible Party and shall construct or cause to be constructed the Additional Building at Tenant's sole expense in accordance with the Addition Plans and the terms and conditions of Section 5.2.3 of this Lease.

        The party which is not the Responsible Party or its representatives may enter upon the Additional Building during the progress of the work to inspect the progress thereof and to determine if the work is being performed in accordance with the requirements of this Section 11.2. All change orders requested by Tenant shall be conformed to the terms and provisions of Section
3.7 hereof. Landlord shall have no obligation and Tenant shall have no right to construct the Additional Building if such construction shall cause the Premises, or the buildings or other improvements thereon to be in violation of any applicable zoning or building code or other law ordinance or regulation.

        Upon exercise of the option under this Section and provided Tenant has not exercised the Tenant Financed Option, the Term shall be extended to a date which is fifteen (15) years after the Addition Commencement Date, which shall be the earlier of (a) the expiration of fifteen (15) days after the date on which all of the following conditions have been met: (i) all of the work required to be performed by the Responsible Party in accordance with the Addition Plans has been substantially completed; (ii) either party, as the case may be, shall have received a certificate from the Responsible Party's construction representative certifying such substantial completion; (iii) a Certificate of Occupancy has been issued by the Town of Norwood permitting the occupancy of the Additional Building for the Permitted Uses containing no exceptions which interfere with the use of the Premises for Permitted Uses; (iv) all utilities to the Premises have been installed and put in good working order; (v) the Premises may legally be used for office, light manufacturing research and development or warehousing use and comply with applicable provisions of the Town of Norwood Zoning By-Law, (vi) the Premises are then free from all encumbrances or other matters affecting record title, except as set forth in EXHIBIT D or otherwise approved by the party not responsible for construction, as evidenced by an opinion letter so stating addressed to such party from counsel selected by the Responsible Party and reasonably acceptable to the other party, accompanied by a survey from a reputable registered engineer or registered land surveyor certifying to Tenant and Landlord that there are no encroachments on the premises or structures on the premises which extend across the boundary lines of the premises and that the access roads and utility lines have been located on the ground as shown on EXHIBIT A-1; (vii) the Premises then conform with all applicable environmental requirements and with the State Building Code, as evidenced by a certificate from a registered professional engineers and all permits required in relation thereto have been obtained by the Responsible Party; or (b) the commencement by Tenant of its business in the Additional Building. If Tenant shall have elected the Tenant Financed Options Tenant may elect whether to extend the Term of this Lease for fifteen
(15) years to a date calculated as set forth above in this paragraph.

        The Responsible Party shall notify the other party thirty (30) days before the date upon which the Responsible Party, using its best estimate, participates that such work on the Additional Building will be substantially completed, but if such notice proves to be given more or less than thirty (30) days before substantial completions such fact shall not constitute a default by the Responsible Party under this Lease. The term "substantially completed" as used herein shall be defined as in Section 2.3 except that the reference to work to be performed by Tenant shall be to that work required of the Responsible Party pursuant to the Addition Plans. If the Addition Commencement Date occurs pursuant to clause (b) of this Section, the Responsible Party shall comply with the conditions in clause (a) as promptly as possible following the Addition Commencement Date. Following substantial completion the Responsible Party shall as promptly as possible complete any uncompleted work, including minor items and items which earlier were impracticable to perform. Additionally, the Responsible Party shall proceed as promptly as possible after issuance to eliminate any exceptions contained in the Certificate of Occupancy.

        Commencing on the Addition Commencement Date, this Lease shall be amended so as to include within the Building the Additional Building, and all of the terms conditions covenants and agreements contained in this Lease shall continue to apply, except that the Term shall be extended as, and to the extent, provided above and if required in order to finance the cost of the Additional Building the Fixed Rent shall be increased to an amount equal to:

                (a) The Debt Service portion of the Fixed Rent at the Addition Commencement Date plus additional annual Fixed Rent in an amount necessary to pay the debt service on the mortgage Loan which funded construction of the Additional Building and any costs reasonably associated therewith (in substantial accordance with quotations which formed the basis of the decision to proceed); or

                (b) If a New Mortgage Loan is obtained which both refinances the existing Mortgage Loan (and any additional loan from Tenant) or any refinancing thereof as well as funds the expansion of the Building, annual rent in an amount necessary to pay the debt service on the New Mortgage Loan; plus

                (c)     The Land Rent portion of the Fixed Rent.

        In the event that Tenant has exercised its option to expand the Building pursuant to this Section 11.2 and has not elected the Tenant Financed Option, then, upon the date which the Lease terminates, either pursuant to Tenant's election not to extend or because of Tenant's default, Tenant shall make the following payments to Landlord, as additional rent hereunder:

                (x) a payment in an amount sufficient to reduce the then outstanding principal balance of that portion of the New Mortgage Loan which funded the Addition Costs to the percentage of such original principal amount shown on Exhibit E-1 for the year nearest in time to the date of termination; plus

                (y) a payment in an amount sufficient to reduce the then outstanding principal balance of the Outstanding Principal to the amount shown on EXHIBIT E-2 for the year nearest in time to the date of termination.

If the Tenant has not elected the Tenant Financed Option and the New Mortgage Loan also refinanced the then existing outstanding Principal then the following payments shall be made by Tenant to Landlord as additional rent hereunder upon the termination of the Lease:

                (a)     the amount required under clause (x) above; plus

                (b) a payment in an amount sufficient to reduce the then outstanding principal balance of that portion of the New Mortgage Loan which funded the Existing Loan Costs to the amount shown on EXHIBIT E-2 for the year nearest in time to the date of termination.

If Tenant has elected the Tenant Financed Option and also elects to extend the Term of the Lease for fifteen (15) years, then Tenant shall make the following payment as additional rent hereunder upon the termination of the Lease:

                  (a) an amount sufficient to reduce the then outstanding amount of the Outstanding Principal to the amount shown on EXHIBIT E-2 for the year nearest in time to the date of termination.

If, in any of the cases set forth in this paragraph. the Lease terminates because of Tenant's default, then Tenant's required payment or payments, as the case may be, shall be discounted as provided under Section 11.1 of this Lease.

        When the Addition Commencement Date and the date of the end of the Term as extended pursuant to this Section 11.2 are determined, such dates shall be evidenced by a document in form for recording executed by Landlord and Tenant and delivered each to the other.

        11.3 OPTIONS TO PURCHASE. Landlord hereby grants to Tenant the following options provided, in each case, that Tenant is not in default under this Lease beyond any applicable grace periods:

        A. The option to purchase the premises in the event that Landlord is unwilling or unable (for reasons other than Tenant's financial condition or Landlord's inability to obtain mortgage financing satisfactory to Tenant and consistent with the requirements of this Lease) to construct the Additional Building and to lease the Additional Building to Tenant pursuant to Section 11.2 of this Lease, for a purchase price equal to the sum of:

                (1) The dollar amount of the then outstanding Mortgage Loan balance or balances of loans secured by the Premises (so long as such loans have been approved and consented to by Tenant) assuming that debt service payments thereon are made on a regular basis as required by the terms of the loans; plus

                (2)     The greater of:

                        (a) the amount set forth on EXHIBIT F attached hereto; or

                        (b)     the "Fair Market Value" as determined below;
                                plus

                (3) Any costs of Landlord associated with the exercise of the option to purchase by Tenant.

        Such option shall be exercisable by notice to Landlord given within one hundred twenty (120) days of notice from Landlord to Tenant that Landlord is unwilling or unable (for reasons other than Tenant's financial condition or Landlord's inability to obtain mortgage financing satisfactory to Tenant and consistent with the requirements of this Lease) to expand the premises pursuant to Section 11.2.

        B. The option to purchase the Premises (which shall include the Additional Building if the option to expand pursuant to Section 11.2 has been exercised), either at the expiration of the original Term or at any time after the original Term of this Lease provided the Term has been extended pursuant to
Section 11.1 hereof. Tenant's option to purchase at the expiration of the original Term is exercisable by written notice of intention to purchase given on or before the date which is twelve (12) months prior to the expiration of the original Term. Tenant's option to purchase at any time after the original Term of this Lease may be exercised by written notice of such intention to purchase given at any time after the original Term of this Lease. However, if after giving such required notice the closing date for Tenant's purchase under this clause B does not occur prior to the expiration of any applicable Term of this Lease, as the case may be, due to Landlord's default, then said Term of this

Lease shall be extended until such closing date. The purchase price under this subsection shall be the sum of:

        (1) The dollar amount of the then outstanding Mortgage Loan balance or balances of loans secured by the Premises (so long as such loans have been approved by and consented to by Tenant) including, without limitation, any loan used to finance the Additional Buildings assuming debt service payments thereon are made on a regular basis as required by the terms of the loans; plus

        (2)     The lesser of:

                (a) Six Million Dollars ($6,000,000) compounded annually at a rate of five percent (5%); or

                (b)     Fair Market Value; plus

        (3) Any costs of Landlord associated with the exercise of the option to purchase.

        C. For purchases made pursuant to this Section, the closing of the purchase (the "Closing Date") pursuant to clause A. shall occur on the sixtieth
(60th) day after notice by Tenant to Landlord of Tenant's election to purchase or on the next succeeding business day if such sixtieth (60th) day shall occur on a nonbusiness day, and if pursuant to clause B., such closing shall occur either during the twelve (12) month period prior to the expiration of the original Term if notice is given on or before the date twelve (12) months prior to the expiration of the original Term or on the thirtieth (30th) day after such notice or on the next succeeding business day if such thirtieth (30th) day shall occur on a nonbusiness day in the event notice is given after the expiration of the original Term.

        If Tenant exercises any option to purchase pursuant to this Section or
Section 11.4 or 11.5, the purchase price shall be paid by a check or checks drawn by a Boston bank or banks on the Federal Reserve Bank of Boston or in such other manner as will make the consideration available in Boston to Landlord for investment on the Closing Date and the Premises in its then physical condition shall be simultaneously conveyed at noon on the Closing Date by a good and sufficient quitclaim deed running to Tenant or such nominee as shall have been designated by at least thirty (30) days' notice to Landlord, delivered at the Norfolk Registry of Deeds, conveying a good and clear record and marketable title thereto subject only to, and with the benefit of, the following matters effecting the premises on the Closing Date:

                1. Rights and easements now effecting the premises as described in EXHIBIT D.

                2. Easements and agreements hereafter affecting the Premises so far as in force and applicable on the Closing Date, voluntarily created by Landlord at any time with Tenant's approval.

                3. Real estate taxes assessed or to be assessed upon the Premises.

                4. Balances, if any, remaining due and unpaid on account of betterment assessments on the premises.

                5.      Laws and regulations of any governmental authority.

                6. Any changes in the Premises which may have occurred as a result of, and any easements or restrictions imposed by, takings by eminent domain.

        Closing adjustments of the usual and customary items shall be made between the parties taking into account the provisions of this Lease and the respective obligations of the parties with respect to the payment of such items.

        In regard to mortgages to which the premises is subject immediately prior to the purchase, there shall be paid directly by official bank or certified check to the holder of such mortgage, for the purpose of discharging the same, such portion of the purchase price as is necessary to pay all amounts (including without limitation any prepayment penalties) secured by such mortgages and the remaining balance of the purchase price shall be paid to Landlord. The preceding sentence shall not require Tenant to pay a purchase price for the Premises in excess of the amount elsewhere established in this Lease. In the event Tenant exercises any right to purchase the property pursuant to the options set forth in clause A. or clause B. of this Section and thereafter defaults in its obligations to Landlord and fails to complete the purchase of the Property after having exercised its right to do so, Landlord shall not seek damages or specific performance against Tenant on account of such default or failure and such default shall not constitute a default under this Lease. Landlord shall, however, be entitled to reimbursement by Tenant for its reasonable out-of-pocket expenses incurred in connection with Tenant's exercise of its purchase right and

Tenant shall have no further right to purchase pursuant to the option under which it failed to complete such purchase.

        D. "Fair Market Value" shall be the fair market value of the Premises valued as unimproved and unencumbered by this Lease as determined by three appraisers, one selected by Landlord one by Tenant, and a third by the two appraisers so selected, all of whom shall have had at least ten (10) years' experience in appraising commercial real estate in the greater Boston area. The appraisers shall be instructed by the parties appointing them to make their appraisals as if zoning and environmental laws and regulations in effect on the date of appraisal allow the then existing improvements on the Premises. Further, such appraisers shall be instructed to make their appraisals within ninety (90) days after their appointment. If such appraisals are unable to agree on such fair market value, the average of their three (3) appraisals shall be deemed such fair market value. The cost of such appraisal shall be borne equally by Landlord and Tenant.

        11.4    RIGHT OF FIRST REFUSAL. Subject to the provisions of subsection
11.4.3 below, Landlord hereby grants to Tenant the following right of first refusal to purchase the Premises provided, that this Lease shall be in effect at the time of the exercise by Tenant of its rights hereunder and that Tenant is not in default under this Lease beyond any applicable grace period.

                11.4.1 In the event Landlord shall decide to offer the Premises for sale, Landlord shall first give notice to Tenant of its intention to sell the Premises and Tenant shall have the right, for a period of thirty (30) days after Landlord's notice of intention to sell, to notify Landlord of Tenant's interest in purchasing the Premises. If Tenant so notifies Landlord and the parties agree on a purchase price the Premises shall be sold by Landlord to Tenant at that price. Landlord shall not offer to sell the Premises to a third party without first complying with the above procedures and providing Tenant the opportunity of purchasing the Premises.

                11.4.2 Landlord shall not sell the Premises to a third party unless (i) Landlord has received a bona fide written offer to purchase the Premises, (ii) Landlord has given Tenant a copy of the offer together with (1) indication that Landlord is willing to accept the offer and (2) an offer by Landlord to Tenant to sell the Premises on the same terms and conditions set forth in the offer, and (iii) Tenant shall not have agreed within sixty (60) days after Tenant's receipt of the notice and offer to purchase the Premises in accordance with the offer.

        In the event Tenant agrees to purchase the Premises, Tenant shall comply with all the terms and conditions of the offer, except that in no event shall Tenant be required to pay the consideration or complete the purchase in less than one hundred twenty (120) days from the date of Landlord's notice and offer.

        In the event Tenant shall not have agreed to purchase the Premises within the time specified above, Landlord shall have the right to sell the Premises to any third party in accordance with the terms and conditions set forth in the offer.

                11.4.3  The foregoing rights of Tenant set forth in this Section
11.4 shall not be applicable to transfers and sales made to affiliates of Landlord, immediate family members of Francis J. Perry, Jr., or William J. Walker or entities of which such immediate family members or Francis J. Perry, Jr., William J. Walker own at least a fifty percent (50%) beneficial interest, and shall not be applicable to the placing of any bona fide mortgage on the premises pursuant to Section 3.8 or
Section 11.2 of this Lease, to the foreclosure thereof or to the delivery of a deed or any other transfer in lieu of such foreclosure, as the case may be.

                11.4.4 In the event Tenant exercises any right to purchase the Premises pursuant to the options set forth in this Section 11.4 and thereafter defaults in its obligations to Landlord and fails to purchase the Premises, Landlord shall not seek damages or specific performance of Tenant's obligation to purchase the Premises and such default shall not constitute a default under this Lease. Landlord shall, however, be entitled to reimbursement by Tenant for its reasonable out-of-pocket expenses incurred in connection with Tenant's exercise of its purchase right and Tenant shall have no further right to purchase pursuant to the option under which it failed to complete such purchase.

         11.5 PURCHASE RIGHTS FOLLOWING EMINENT DOMAIN. In the event Landlord elects to terminate this Lease pursuant to Section 7.2, then Tenant shall have the right for a period of thirty (30) days after such termination to notify Landlord of Tenant's intention of purchasing the Premises or any remaining portion thereof owned by Landlord. If Tenant so notifies Landlord of its intention to purchase the entire Premises, the


                                  [End of page]

Premises shall be sold by Landlord to Tenant at the applicable purchase price set forth in either clause A. or clause B. of Section 11.3. If Tenant exercises its right to purchase the Premises or such remaining portion thereof, the provisions of Section 11.3 (dealing with the form of the purchase price, the place of the delivery thereof, the form of the deed, the matters to which the deed is subject and the closing adjustments) shall apply to the sale, and the purchase shall occur on the sixtieth (60th) day after Tenant's exercise of its right to purchase, or on the next succeeding business day if such sixtieth
(60th) day shall occur on a nonbusiness day.

        EXECUTED as a sealed instrument as of the 1st day of May, 1992.


Landlord:                                       Tenant:

                                                ANALOG DEVICES, INC.

 /s/ Francis J. Perry, Jr.
Francis J. Perry, Jr.
as Trustee of Everett
Street Trust, for himself
and co-trustee and not                          By: /S/ Joe McDonough
individually                                        ---------------------------
                                                    Name: Joe McDonough
                                                    Title: VP Finance & CFO

                                    EXHIBIT A

                        LOTS 4C and 4D LEGAL DESCRIPTION

        Being the improved parcels of land located in Norwood, Massachusetts containing approximately 24.13 acres and shown as "Lot 4C" and "Lot 4D" on a plan entitled "Plan of Land in Norwood, Mass." dated January 20, 1992 prepared by Norwood Engineering Company, Inc., 1410 Boston - Providence Highway (Route
1), Norwood, Massachusetts 02062 recorded with the Norfolk County Registry of Deeds on May 20, 1992 as Plan #342 of 1992 Plan Book 406, and more fully described as follows:

        Commencing at a point at the intersection of westerly sideline of Walper Street and the Norwood/Westwood Town Line and

         THENCE        S 84(degree)13' 13" E, 523.75 feet;

         THENCE        S 48(degree)41' 13" E, 0.72 feet;

         THENCE By the westerly sideline of Downey Street the following courses and distances:

         THENCE        S 27(degree)36' 15" W, 50.98 feet;

         THENCE        S 16(degree)19' 22" W, 45.78 feet;

         THENCE        S 05(degree)11' 29" W, 291.56 feet;

         THENCE        S 08(degree)55' 58" W, 47.19 feet;

         THENCE        S 00(degree)22' 58" W, 144 feet;

         THENCE        S 21(degree)25' 59" E, 86.19 feet;

         THENCE        S 12(degree)07' 15" E, 89.56 feet;

         THENCE        S 08(degree)17' 50" E, 492.77 feet; and

         THENCE        63.38 feet on a curve to the right of radius 35 feet;

         THENCE By the northerly sideline of Everett Street the following courses and distances:

         THENCE        68.09 feet on a curve to the right of radius 1400 feet;

         THENCE    273.46 feet on a curve to the left of radius 846 feet; and

         THENCE    97.32 feet on a curve to the right of radius 100 feet;

         THENCE    By the northerly sideline of University
                   Avenue the following courses and distances:

         THENCE    338.74 feet by curve to the left of radius 1032 feet;

         THENCE    N 63(degree)19' 02" W, 250 feet;

         THENCE    494.52 feet by curve to the right of radius 1135.84 feet; and

         THENCE    80.58 feet along a curve to the right of radius 80 feet;

         THENCE    N 19(degree) 20' 44" E, for two courses
                   totalling 315.22 feet along the easterly sideline of the Boston - Providence Highway;

         THENCE    S 70(degree)39' 16" E, 660 feet;

         THENCE    N 19(degree)20' 44" E, 370 feet;

         THENCE    N 08(degree)04' 26" W, 107.95 feet;

         THENCE    N 84(degree)13' 13" W, 55.74 feet; and

         THENCE    N 05(degree)46' 47" E, 50 feet to the point of beginning.

        Together with appurtenant rights under an easement for provision of electrical and communication services set forth in an instrument dated May 1, 1992 and recorded with the Norfolk County Registry of Deeds on May 20, 1992 as Instrument No. 58634.

                                   EXHIBIT A-1

                              [Survey of Premises]

                                    EXHIBIT B


                                  Rent Schedule

        The annual Fixed Rent shall be an amount equal to the sum of (a) the actual debt service payments (including principal and interest [including, without limitation, any contingent or additional interest or interest charged pursuant to a default thereunder and any administrative or penalty charges due under any instruments evidencing the financing], as the case may be) due under the financing secured by the Premises and in effect on the date of this Lease or procured for the Premises pursuant to Section 3.8 hereof or any refinancing thereof pursuant to the provisions of this Lease (the "Debt Service portion of Fixed Rent") plus (b) the annual Land Rent set forth below.

        The annual Land Rent portion of Fixed Rent shall be as follows:

              YEARS                     PERIOD                       LAND RENT


         1-5                       Commencement Date -                $332,000
                                   3/31/97
         6-10                      4/1/97 - 3/31/02                   $482,000
         11-15                     4/1/02 - 3/31/07                   $638,000
         16-20 (Option 1)          4/1/07 - 3/31/12                   $739,000
         21-25 (Option 2)          4/1/12 - 3/31/17                   $831,000
         26-30 (Option 3)          4/1/17 - 3/31/22                   $941,000

                                    EXHIBIT C

                                Improvement Work


        The work and improvements set forth in the following: "Plans and Specifications for Analog Devices, Inc., Building 3 Renovation, 3 Technology Way, Norwood, Massachusetts 02062-9106" developed and stamped by Margulies & Associates, 186 Lincoln Street, Boston, Massachusetts 02111 dated November 4, 1992, with revisions as indicated.

                                    EXHIBIT D

                to Lease between Trustees of Everett Street Trust
                            and Analog Devices, Inc.


                   ENCUMBRANCES AFFECTING THE LEASED PREMISES


1. Title to and rights of the public and others entitled thereto in and to those portions of the insured premises lying within the bounds of Everett Street and Downey Street.

2. Terms and provisions of Permit issued by the Commonwealth of Massachusetts Department of Public Works No. 6-11937 recorded with the Norfolk County Registry of Deeds in Book 5219, Page 543.

3. Rights and easements in Downey Street granted to Rodger P. Nordblom and Russell J. Fogelin, Trustees, dated August 10, 1979, and recorded with said Deeds in Book 5641, Page 257.

4. A sixty-five foot (65') utility easement adjoining the Boston-Providence Turnpike for installation of underground utilities, including the right to maintain, repair or replace such utilities, provided that any damage caused by such repair or replacement is promptly restored.

5. Rights of access and egress to and from Lot 3C and for installation of underground utilities, including the right to maintain, repair, or replace utilities, provided that any damage caused by such repair or replacement is promptly restored, set forth in an instrument dated May 1, 1992 and recorded with said Deeds on May 20, 1992 as Document No. 58635.

6. Restrictions set forth in a Declaration of Restrictions of even date herewith recorded with said Deeds on May 20, 1992 as Document No. 58636.

                                   EXHIBIT E-1

               END OF
               YEAR                               PERCENT

               1-14                                  N/A
               15                                  50.0%
               16                                  43.2%
               17                                  35.7%
               18                                  27.4%
               19                                  18.3%
               20                                   8.2%
               20.75                                0.0%


                                   EXHIBIT E-2

               End of                             Outstanding
               Year                               Principal
               ----                               ---------

               1-14                                      N/A
               15                                 $6,533,165
               16                                 $6,335,098
               17                                 $6,116,291
               18                                 $5,874,571
               19                                 $5,607,541
               20                                 $5,312,549
               21                                 $4,986,667
               22                                 $4,626,662
               23                                 $4,228,959
               24                                 $3,789,611
               25                                 $3,304,258
               26                                 $2,768,083
               27                                 $2,175,762
               28                                 $1,521,418
               29                                 $  798,556
               30                                 $       (0)



                                    EXHIBIT F


                  END OF YEAR                             PRICE
                  -----------                             -----

                  1 to 5                             $3,000,000
                  6                                  $3,215,320
                  7                                  $3,446,095
                  8                                  $3,693,433
                  9                                  $3,958,524
                  10                                 $4,242,641
                  11                                 $4,547,150
                  12                                 $4,873,514
                  13                                 $5,223,303
                  14                                 $5,598,198
                  15                                 $6,000,000

